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                                                                     EXHIBIT 99

                                                  CONTACT:    STEVE HALVONIK
                                                              MEDIA
                                                              412-456-3765

                                                              JEFFREY SWOVELAND
                                                              ANALYSTS
                                                              412-553-5869


             EQUITABLE RESOURCES NAMES PRESIDENT OF PRODUCTION UNIT

     o   Hires Former Shell Oil Executive James M. Funk

         Pittsburgh, June 12 - Equitable Resources (NYSE:EQT) has appointed former Shell Oil executive James M. Funk as President of Equitable Production, the firm's Appalachian natural gas unit, effective today. Mr. Funk will be responsible for overall management of Equitable's Appalachian production and gathering business.

         During his 23-year tenure at Shell Oil, Mr. Funk held a variety of positions--most recently as President of Shell Continental Companies--where he acquired significant experience in managing production and gathering facilities in geographically diverse areas (including operations in areas geologically similar to Appalachia). He also served as General Manager of Geology for Shell Oil Company, Vice President and General Manager of Shell Offshore and President and CEO of Shell Midstream Enterprises, bringing with him a proven track record of implementing innovative operating practices and improving business performance. Mr. Funk earned his AB in Geology from Wittenberg University, MS in Geology from the University of Connecticut and his Ph.D. in Geology from the University of Kansas.

         "Our focus is on increasing Equitable Production's operating efficiency and financial returns and Jim can help us do that by bringing to our Appalachian assets his world class technical and operational expertise," said Murry S. Gerber, Equitable's Chairman, President and Chief Executive Officer.

         This year, Equitable acquired the Appalachian production assets of Statoil Energy, more than doubling Equitable's natural gas reserves in the northeast United States energy market and making Equitable the largest natural gas producer in the Appalachian region. In addition, Equitable transferred ownership of its Gulf production assets to Westport Oil and Gas earlier this year. Equitable maintains a significant minority ownership in Westport, which Mr. Funk also serves as a director at the request of Equitable Resources.

Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural-gas production, natural-gas transmission and distribution, and leading-edge energy-management services for customers throughout the United States. The company also has energy-service management projects in selected international markets.

         EQUITABLE RESOURCES' RECENT NEWS RELEASES ARE AVAILABLE FREE BY FAX THROUGH COMPANY NEWS ON CALL AT 1-800-758-5804, EXT. 289250, OR ON THE INTERNET AT HTTP://WWW.EQT.COM.


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